Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our report dated July 31, 2009 with respect to the financial statements of M3 Lighting, Inc. as of December 31, 2008 and 2007, and for the year ended December 31, 2008 and the period April 10, 2007 (inception) to December 31, 2007, included in the Current Report on Form 8-K/A filed by EGPI Firecreek, Inc. dated August 4, 2009.

/s/ TOMKIEWICZ WRIGHT, LLC

Atlanta, Georgia
August 3, 2009